EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Annual Report on Form 10-K of our firm’s audit report dated 12 February 2011 relating to the consolidated financial statements of Fresh Harvest Products, Inc., and Subsidiaries as of October 31, 2010 and 2009 and for each of the years in the two-year period ended October 31, 2010.

/s/ Conner & Associates, PC
Conner & Associates, PC
Newtown, Pennsylvania
15 February 2011